Apollo Group, Inc.
News Release

APOLLO GROUP, INC. APPOINTS TWO NEW BOARD MEMBERS

Phoenix, Arizona, June 26, 2006 — Apollo Group, Inc. (Nasdaq:APOL) today announced the appointment of Dan Diethelm and George Zimmer to its Board of Directors.

“The expansion of Apollo’s Board of Directors ensures the company will continue to benefit from a diversity of experience and opinions. We have determined that Dan and George will be valuable additions to our board because of their proven leadership skills and broad management experience in established companies,” said John Sperling, acting executive chairman of Apollo Group, Inc.

Diethelm, 43, has been the President of 4Group, LLC, a private equity firm since 2003. Since 1998, Diethelm has also been Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant, primarily in turnaround situations. Diethelm is Chairman of the Board of Directors, and Chairman of the Audit Committee of Hypercom, a New York Stock Exchange company that provides complete electronic payment solutions and value-added services at the point-of-transaction. He is also a member of the Board of Directors of Western International University, President of the Arizona State Exposition and Fair Board and the former President of the Arizona State Board for Charter Schools. Diethelm is a Chartered Financial Analyst. He received a Bachelor’s degree in Business Administration (Finance) from the University of Arizona.

Zimmer, 57, is the founder, CEO and Chairman of Men’s Wearhouse, Inc. Zimmer opened the first Men’s Wearhouse in 1973 in Houston, TX. The Company, which is listed on the New York Stock Exchange, now operates over 700 stores with more than $1.7 billion in sales. Additionally, the Zimmer Family Foundation awards over $500,000 annually in college scholarships to the children of Men’s Wearhouse employees. Zimmer is currently co-chair of the board of the Institute of Noetic Sciences, and serves on several advisory boards including The Boys & Girls Club of Oakland, California, and the World Business Academy of Ojai, California. Zimmer received a Bachelor’s degree in Economics from Washington University.

These additions increase the number of Apollo directors to nine. In addition to Diethelm and Zimmer, the members of Apollo’s board are: John Sperling, acting executive chairman, Apollo; Brian Mueller, president, Apollo; Peter Sperling, senior vice president, Apollo; Dino DeConcini, vice president and senior associate of Project International, Inc.; Hedy Govenar, founder and chairwoman, Governmental Advocates, Inc.; John Norton, founder, J.R. Norton Company; and John Blair, founder, J. Blair Consulting.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 97 campuses and 159 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu